Exhibit 99.1

CM Seven Star Acquisition Corporation and Renren Inc.’s Kaixin Auto Group to Combine in All-Stock Transaction Valued at Approximately $454 million

Management to Host Conference Call on November 7 at 8:30am ET

BEIJING, November 6, 2018 (GlobeNewswire) – CM Seven Star Acquisition Corporation (“CM7Star”) (NASDAQ:CMSS), a blank check company formed for the purpose of entering into a business combination with one or more businesses, and Kaixin Auto Group (“Kaixin”), a leading premium used car dealership network in China and its owner, Renren Inc. (“Renren”) (NYSE:RENN), today announced that each company’s board of directors has unanimously approved a definitive share exchange agreement. Pursuant to this agreement, CM7Star will acquire 100% of the issued and outstanding shares of Kaixin in a transaction valued at approximately $454 million (the “Transaction”).

Pursuant to the share exchange agreement, Renren, Kaixin’s corporate parent will sell 100% of Kaixin’s equity holdings to CM7Star in exchange for an initial consideration of approximately 28.3 million CM7Star shares, subject to certain indemnification arrangements. All amounts remaining in CM7Star’s trust account at the closing of the business combination is expected to be used for Kaixin’s growth. If no CM7Star shareholders elect to redeem their shares and all shares reserved for management are issued at the closing of the contemplated transaction, Kaixin’s current shareholder and management will hold approximately 54% of the issued and outstanding shares, and current shareholders of CM7Star will hold approximately 46% of the issued and outstanding shares.

Kaixin was founded in 2015 by its corporate parent, Renren Inc., to capitalize on growth in China’s used car financing industry. The Company operates a unique business model that includes on-line and brick-and-mortar dealerships as well as a network of parties that provide a range of value-added and after-sale services. One of the most significant competitive advantages Kaixin offers its partners and affiliates is its robust tech-based solutions for sourcing, pricing, marketing and management systems. Kaixin’s goal is to leverage its established brand name to create a national dealership by consolidating the fragmented market in China. Management believes it can drive further value creation by selling value-added services and maximizing customer retention.

Following the close of the Transaction, Kaixin will continue to be led by its current management team with Mr. Joseph Chen as Chairman of the Board of Directors, Mr. Ji Chen as Chief Executive Officer and Mr. Thomas Ren as Chief Financial Officer. Kaixin will remain headquartered in Beijing, China.

Mr. Sing Wang, CEO and Director of CM7Star, said, “This transaction represents an excellent conclusion to our strategic review process. The Chinese used car sales market is in its infancy and is quickly accelerating with enormous growth potential. Kaixin Auto Group, with its robust business model, is a leading player in the high-quality premium segment with a seasoned management team and proven track record of innovation and execution. We are excited about Kaixin’s forward growth trajectory and believe this transaction delivers excellent value to our shareholders.”

Mr. Joseph Chen, Chairman of Kaixin and Chairman and CEO of Renren, commented, “We are excited to enter into this agreement with CM7Star as it provides us with the ability to leverage Kaixin’s leading market position and accelerate its growth in the rapidly growing premium used car sales segment in China. China Minsheng Financial Holding, parent company of CM7Star’s sponsor’s investment manager, brings strong market presence and extensive experience in China’s auto market and we look forward to collaborating with CM7Star and capitalizing on their industry expertise. Furthermore, this transaction will allow Kaixin to gain direct access to the U.S. capital markets, which we believe will effectively bolster our goals to further penetrate the Chinese secondary auto retail and after-sales service market.”

Key Transaction Terms and Details

100% of the transaction consideration will be newly issued ordinary shares of CM7Star and amounts remaining in CM7Star’s trust account at the closing of the business combination is expected to be used for Kaixin’s capital growth. Upon closing of the transaction, Kaixin shareholders will receive approximately 28.3 million in shares as consideration and up to approximately 19.5 million additional shares based on incentive earnouts, issuable in the future upon achievement of certain financial results and/or stock prices, and subject to certain indemnification arrangements. In addition, approximately 4.7 million shares of CM7Star will be issued at closing or reserved for issuance to Kaixin’s management under its equity incentive plan.

If Kaixin’s revenue equals or exceeds RMB5.0 billion in 2019 (USD 725.7 million), Renren will receive 1.95 million shares. If Kaixin’s 2019 Adjusted EBITDA equals RMB150 million (USD 21.8 million), Renren will receive 3.9 million shares, increasing proportionally to 7.8 million shares if 2019 Adjusted EBITDA equals or exceeds RMB200 million (USD 29.0 million). If Kaixin’s 2020 Adjusted EBITDA equals RMB340 million (USD 49.3 million), Renren will receive 4.875 million shares, increasing proportionally to 9.75 million shares if 2020 Adjusted EBITDA equals or exceeds RMB480 million (USD 69.7 million). Notwithstanding the Revenue and Adjusted EBITDA achieved by the post-transaction company for any period, Kaixin shareholders will receive the 2019 earnout shares if the stock price of CM7Star is higher than $13.00 for any sixty days in any period of ninety consecutive trading days during a fifteen month period following the closing, and will receive the 2019 earnout shares and the 2020 earnout shares if the stock price of CM7Star is higher than $13.50 for any sixty days in any period of ninety consecutive trading days during a thirty month period following the closing.

Timeframe to Completion

The transaction is expected to close in the first quarter of 2019, subject to the approval of the shareholders of CM7Star and other customary closing conditions.

Conference Call to Discuss Transaction

Management will host a conference call to discuss this transaction on November 7, 2018 at 8:30 AM Eastern Time (9:30 PM Beijing/Hong Kong time on November 7, 2018).

Dial-in details for the conference call are as follows:

United States:	+1-845-675-0437
International:	+65-6713-5090
Hong Kong:	+852-3018-6771
China:	400-620-8038
Conference ID:	4299047

A replay of the conference call will be accessible by phone approximately two hours after the conclusion of the call until November 15, 2018 8:30 AM Eastern Time, at the following numbers:

United States:	+1-646-254-3697
International: Hong Kong: China:	+61-2-8199-0299 +852-3051-2780 400-632-2162
Replay Access Code:	4299047

A slide presentation to accompany the conference call will be posted on Renren’s Investor Relations website at ir.renren-inc.com, and will be filed with a Current report on Form 8-K by CM7Star and on Form 6-K by Renren, both of which will be available on the SEC website at www.sec.gov.

Advisors

EarlyBirdCapital, Inc. is acting as exclusive financial and capital markets advisor to CM Seven Star Acquisition Corporation and Loeb & Loeb LLP, Addleshaw Goddard (Hong Kong) LLP and King & Wood Mallesons are acting as its legal advisors.

Simpson Thacher & Bartlett LLP and TransAsia Lawyers are acting as legal advisors to Kaixin Auto Group. Skadden, Arps, Slate, Meagher & Flom LLP is acting as counsel to Renren Inc. Maples & Calder (Hong Kong) LLP is acting as Cayman counsel to Kaixin and Renren.

About CM Seven Star Acquisition Corporation

In October of 2017, CM Seven Star Acquisition Corporation, a Cayman Islands exempted limited liability company completed its initial public offering. Sponsored by Shareholder Value Fund, a Cayman fund controlled by its Board of Directors, which has selected CM Asset Management (Hongkong) Company Limited (“CMAM”) to serve as the investment manager for the fund. CMAM is a wholly owned subsidiary of China Minsheng Financial Holding Corporation Limited, a HKSE listed Company. CM7Star was formed as a blank check company for the purpose of entering into a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. CM7Star’s efforts to identify a prospective target business will not be limited to a particular industry or geographic location.

About Renren Inc.

Renren Inc. (NYSE: RENN) operates a social networking service (SNS) business, used auto business and SaaS business. Renren’s American depositary shares, each of which represents fifteen Class A ordinary shares, trade on NYSE under the symbol “RENN”.

About Kaixin Auto Group

Founded in 2015 as a venture into China’s used car financing market by its corporate parent Renren Inc., Kaixin Auto Group is a leading premium used car dealership in China. Supported by the rapid growth of China’s used car market and leveraging its own hybrid business model that offers both strong online and offline presence, Kaixin has transformed from a tech-enabled financing platform into a nationwide dealer network that combines self-owned and affiliated dealers as well as value added and after-sale services.

Forward-Looking Statements

This press release contains, and certain oral statements made by representatives of CM Seven Star Acquisition Corporation, Kaixin Auto Group, Renren Inc. and their respective affiliates, from time to time may contain, “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. CM Seven Star Acquisition Corporation’s and Kaixin Auto Group’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, CM Seven Star Acquisition Corporation’s, Kaixin Auto Group’s and Renren Inc.’s expectations with respect to future performance and anticipated financial impacts of the business combination, the satisfaction of the closing conditions to the business combination and the timing of the completion of the business combination. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside the control of CM Seven Star Acquisition Corporation, Kaixin Auto Group or Renren Inc. and are difficult to predict. Factors that may cause such differences include, but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the share exchange agreement relating to the proposed business combination; (2) the outcome of any legal proceedings that may be instituted against CM Seven Star Acquisition Corporation, Kaixin Auto Group or Renren Inc. following the announcement of the share exchange agreement and the transactions contemplated therein; (3) the inability to complete the business combination, including due to failure to obtain approval of the shareholders of CM Seven Star Acquisition Corporation or other conditions to closing in the share exchange agreement; (4) delays in obtaining or the inability to obtain necessary regulatory approvals (including approval from insurance regulators) required to complete the transactions contemplated by the share exchange agreement; (5) the occurrence of any event, change or other circumstance that could give rise to the termination of the share exchange agreement or could otherwise cause the transaction to fail to close; (6) the inability to obtain or maintain the listing of the post-acquisition company’s ordinary shares on NASDAQ following the business combination; (7) the risk that the business combination disrupts current plans and operations as a result of the announcement and consummation of the business combination; (8) the ability to recognize the anticipated benefits of the business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably and retain its key employees; (9) costs related to the business combination; (10) changes in applicable laws or regulations; (11) the possibility that Kaixin Auto Group or the combined company may be adversely affected by other economic, business, and/or competitive factors; and (12) other risks and uncertainties to be identified in CM Seven Star Acquisition Corporation’s proxy statement (when available) relating to the business combination, including those under “Risk Factors” therein, and in other filings with the Securities and Exchange Commission (“SEC”) made by CM Seven Star Acquisition Corporation, Kaixin Auto Group and Renren Inc. CM Seven Star Acquisition Corporation, Kaixin Auto Group and Renren Inc. caution that the foregoing list of factors is not exclusive. CM Seven Star Acquisition Corporation and Kaixin Auto Group caution readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. None of CM Seven Star Acquisition Corporation, Kaixin Auto Group and Renren Inc. undertakes or accepts any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based, subject to applicable law. The information contained in any website referenced herein is not, and shall not be deemed to be, part of or incorporated into this press release.

No Offer or Solicitation

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy any securities pursuant to the proposed transactions or otherwise, nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

No Assurances

There can be no assurance that the proposed business combination will be completed, nor can there be any assurance, if the business combination is completed, that the potential benefits of combining the companies will be realized. The description of the business combination contained herein is only a summary and is qualified in its entirety by reference to the definitive agreements relating to the business combination, copies of which will be filed by CM Seven Star Acquisition Corporation with the SEC as an exhibit to a Current Report on Form 8-K.

Additional Information and Where to Find It

In connection with the transaction described herein, CM Seven Star Acquisition Corporation will file relevant materials with the Securities and Exchange Commission (the “SEC”), including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, CM Seven Star Acquisition Corporation will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF CM SEVEN STAR ACQUISITION CORPORATION ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT CM SEVEN STAR ACQUISITION CORPORATION WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CM SEVEN STAR ACQUISITION CORPORATION, KAIXIN AUTO GROUP AND THE TRANSACTION. The preliminary proxy statement, the definitive proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by CM Seven Star Acquisition Corporation with the SEC, may be obtained free of charge at the SEC’s website (www.sec.gov) or by writing to CM Seven Star Acquisition Corporation Suite 1306, 13th Floor, AIA Central, 1 Connaught Road, Central, Hong Kong.

Participants in Solicitation

CM Seven Star Acquisition Corporation, Kaixin Auto Group, Renren Inc., and their respective directors, executive officers and employees and other persons may be deemed to be participants in the solicitation of proxies from the holders of CM Seven Star Acquisition Corporation ordinary shares in respect of the proposed transaction. Information about CM Seven Star Acquisition Corporation’s directors and executive officers and their ownership of CM Seven Star Acquisition Corporation’s ordinary shares is set forth in CM Seven Star Acquisition Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017 filed with the SEC, as modified or supplemented by any Form 3 or Form 4 filed with the SEC since the date of such filing. Other information regarding the interests of the participants in the proxy solicitation will be included in the proxy statement pertaining to the proposed transaction when it becomes available. These documents can be obtained free of charge from the sources indicated above.

For investor and media inquiries, please contact:

In China:

The Piacente Group, Inc.

Ross Warner

Tel: +86 (10) 5730-6201

Email: Kaixin@tpg-ir.com

In the United States:

The Piacente Group, Inc.

Jean Marie Young

Tel: +1-212-481-2050

Email: Kaixin@tpg-ir.com